EXHIBIT 4.5

                                ALLIED DOMECQ PLC

                         RULES OF THE ALLIED DOMECQ PLC

                       EXECUTIVE SHARE OPTION SCHEME 1999

                    Directors Adoption:      25 October 1999
                    Last amended:            [28] October 2002
                    Expiry Date:             25 October 2009

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        RULES OF THE ALLIED DOMECQ PLC EXECUTIVE SHARE OPTION SCHEME 1999

1    Meanings Of Words Used

     In these Rules:

     "ADS" means an American depository share representing ordinary shares of the Company;

     "Business Day" means a day on which the London Stock Exchange or as the context requires the NYSE is open for the transaction of business;

     "Company" means Allied Domecq PLC;

     "Control" has the meaning given to it by Section 840 of the Taxes Act;

     "Date of Grant" means the date on which the Directors resolve to grant an Option;

     "Directors" means the board of directors of the Company or a duly authorised committee of it;

     "Eligible Employee" means any person who:

     (i) either is an employee of a Participating Company, or is a director of a Participating Company who devotes substantially the whole of his working time to his duties and is required, under the terms of his employment with a Participating Company, to devote not less than 25 hours a week excluding meal breaks to his duties; and

     (ii) at the Date of Grant is not within 2 years of his normal retirement date;

     "the London Stock Exchange" means The London Stock Exchange plc;

     "Member of the Group" means:

     (i)    the Company; and

     (ii)   its Subsidiaries from time to time; and

     (iii) any other company which is associated with the Company and is designated by the Directors as a Member of the Group;

     "NYSE" means the New York Stock Exchange;

     "Option" means a right to acquire Shares granted under the Scheme;

     "Optionholder" means a person holding an Option or his personal representatives;

     "Option Period" means a period starting on the Date of Grant of an Option and ending at the end of the day before the 10th anniversary of the Date of Grant or such shorter period as may be specified on the Date of Grant;

     "Option Price" means the amount payable for each Share on the exercise of an Option calculated as described in Rule 3;

     "Participating Companies" means the Company and any subsidiary, and any other company which is designated by the Directors as a Participating Company;


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     "Performance Condition" means a condition or conditions imposed under Rule
     2.3;

     "Rules" means these rules as changed from time to time;

     "Scheme" means this scheme known as "The Allied Domecq PLC Executive Share Option Scheme 1999";

     "Shares" means fully paid ordinary shares or securities representing ordinary shares in the capital of the Company or, as the context may require, ADSs;

     "Subsidiary" means a company which is a subsidiary of the Company within the meaning given to it by Section 736 of the Companies Act 1985;

     "Taxes Act" means the Income and Corporation Taxes Act 1988.

2    Grant Of Options

2.1  Selection:

     The Directors may grant to any Eligible Employee an Option to acquire such number of Shares as they may determine.

2.2  Time when Options may be granted:

     Options may only be granted within 42 days starting on any of the following:

     2.2.1 the day after the announcement of the Company's results to the London Stock Exchange for any period;

     2.2.2 any day on which the Directors resolve that exceptional circumstances exist which justify the grant of Options;

     2.2.3 any day on which changes to the legislation or regulations affecting share option schemes approved by the Inland Revenue under the Taxes Act (apart from savings related share option schemes) are announced, effected or made;

     2.2.4 the day on which any Shares are first admitted to the London Stock Exchange Daily Official List.

     The Directors may only grant Options between the adoption of the Scheme and the 10th anniversary of that date and may not grant Options at any time which would cause the Option Price to be calculated by reference to any days on or before the announcement of results.

     If the Directors cannot grant any Options due to restrictions imposed by statute, order, regulation or government directive, or by any code adopted by the Company based on the London Stock Exchange's model code for securities transactions by directors of listed companies, the Directors may grant Options within 42 days after the lifting of such restrictions.

2.3  Conditions on exercise:

     When granting an Option, the Directors may make its exercise conditional on the satisfaction of a Performance Condition, which must be objective, and specified at the Date of Grant.

     The Directors may waive or change the Performance Condition if events happen which cause the Directors reasonably to consider that a changed Performance Condition would


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     be a fairer measure of performance, and would be no more difficult to satisfy, or that the Performance Condition should be waived.

2.4  Option Certificates:

     Each Optionholder will receive an option certificate, executed as a deed, or such other document as the Directors may consider appropriate, on or as soon as practicable after the Date of Grant.

2.5  No Payment:

     Optionholders are not required to pay for the grant of any Option.

2.6  Disclaimer of Option:

     Any Optionholder may disclaim all or part of his Option by notice in writing to the Secretary of the Company, within 60 days after the Date of Grant. If this happens the Option will be deemed never to have been granted under the Scheme. No consideration is payable for the disclaimer.

2.7  Disposal restrictions:

     Except for the transmission of an Option on the death of an Optionholder to his personal representatives, neither an Option nor any rights in respect of it may be transferred, assigned or otherwise disposed of by an Optionholder to any other person.

2.8  Administrative errors:

     If the Directors try to grant an Option which is inconsistent with Rules 4 (individual limits) or 5 (scheme limits), the Option will be limited and will take effect from the Date of Grant on a basis consistent with Rules 4 and 5.

2.9  Options over ADSs

     The Directors may determine, in their absolute discretion, to grant Options in the form of an Option to acquire ADSs and references in these Rules to Share, Option, Option Price etc. shall be construed accordingly. Upon the exercise of any Option to acquire ADSs the Company will:

     2.9.1 deliver or cause to be delivered to the ADS depository the requisite number of Shares representing the relevant ADSs and shall instruct the depository to issue the corresponding American depository receipts evidencing such ADSs to the exercising Optionholder; or

     2.9.2  make other arrangements for the Optionholder to acquire ADSs.

3    Option Price

3.1  Setting the Price:

     The Directors will set the Option Price on the Date of Grant. The Option Price, which may be expressed in sterling or in US dollars, will be:

     3.1.1  not less than the Market Value of a Share on the Date of Grant; and

     3.1.2 if the Shares are to be subscribed, not less than the nominal value of a Share.


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3.2  Market value:

     "Market Value" on any particular day means:

     3.2.1 where Shares of the same class are not admitted to the Official List of the London Stock Exchange, the market value of a share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992;

     3.2.2 where Shares of the same class are so listed the middle market quotation (as derived from the Daily Official List of the London Stock Exchange) on the immediately preceding Business Day, or on the three immediately preceding Business Days, as the Directors may determine; and

     3.2.3  where the Option Price to acquire ADSs is expressed in US dollars,
            (i) the average of the reported highest and lowest trading prices of an ADS as derived from the NYSE on the immediately preceding Business Day, (ii) if ADSs are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the ADSs in such market, as determined by the Directors, or (iii) if ADSs are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Directors in their discretion may in good faith determine represents the market value of an ADS; provided that, where the ADSs are so listed or traded, the Directors may make such discretionary determinations where the ADSs have not been traded for 10 trading days.

4    Individual Limits

     The Directors shall consider any limits on the grant of Options to Eligible Employees having regard to the performance of the Eligible Employee and prevailing market practice.

5    Scheme Limits

5.1  10 per cent. in 10 years limit:

     The number of Shares which may be allocated under the Scheme on any day will not exceed 10 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Scheme and any other employee share scheme operated by the Company.

5.2  5 per cent. in 10 years limit:

     The number of Shares which may be allocated under the Scheme on any day will not exceed 5 per cent. of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Scheme and any other executive share scheme adopted by the Company.

5.3  Rationing Limit (3% in 3 years)

     Unless the limits set out in Rule 5.4 are and have always been followed, the number of Shares which may be allocated under the Scheme on any day will not exceed 3 per cent. of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 3 years under the Scheme and any other employees' share scheme adopted by the Company.


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5.4  Alternative Rationing Limit (5% in 5 years and 3% in 3 years for executive schemes):

     The limits referred to in Rule 5.3 are as follows:

     5.4.1 The number of Shares which may be allocated under the Scheme on any day will not exceed 5 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 5 years under the Scheme and any other employees' share scheme adopted by the Company;

     5.4.2 The number of Shares which may be allocated under the Scheme on any day will not exceed 3 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares allocated during the previous 3 years under the Scheme and any other discretionary share scheme adopted by the Company.

5.5  Exclusions:

     Where the right to acquire Shares is released or lapses without being exercised, the Shares concerned will be ignored when calculating the limits in this Rule.

5.6  Meaning of Allocate:

     "Allocate" means, in relation to any share option scheme, placing unissued Shares under option and, in relation to other types of employee share scheme, the issue and allotment of Shares.

6    Variations In Share Capital

6.1  Adjustment of Options:

     If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, or if there is a demerger or other transaction which may affect Options (directly or indirectly) the Directors may adjust the following in any way (including retrospective adjustments):

     6.1.1 the number or nominal amount of Shares comprised in each Option; and

     6.1.2 the Option Price.

6.2  Nominal Value:

     6.2.1 The Option Price of an Option to acquire Shares other than by subscription may be adjusted to a price less than nominal value.

     6.2.2 The Option Price of an Option to subscribe for Shares may only be adjusted to a price less than nominal value, if the Directors resolve to capitalise the reserves of the Company in an amount equal to the difference between the adjusted Option Price payable for the Shares to be issued on exercise, and the nominal value of such Shares on the date of allotment.

7    Exercise And Lapse - General Rules

7.1  Exercise:

     Except where exercise is allowed as described in Rule 8, an Option can only be exercised:


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     7.1.1  on or after the third anniversary of its Date of Grant or such other date as may be specified on the Date of Grant;

     7.1.2  if the Performance Condition is satisfied or waived; and

     7.1.3 so long as the Optionholder is a director or employee of a Member of the Group.

7.2  Lapse:

     An Option will lapse on the earliest of:

     7.2.1 the date the Optionholder ceases to be a director or employee of a Member of the Group, unless any of the provisions in Rule 8 or 9 apply;

     7.2.2  any date specified in the Performance Condition; or

     7.2.3 if Rule 9 applies, on the expiry of the relevant period under Rule 9.3; or

     7.2.4  the expiry of the Option Period.

7.3  Termination of employment:

     For the purposes of Rule 7.2.1 above:

     7.3.1 a woman who leaves employment due to pregnancy will be regarded as having left employment on the date on which she indicates that she does not intend to return to work. If there is no such indication she will be regarded as having left employment on the last day on which she is entitled to return to work under the Employment Rights Act 1996 or, if later, any other date specified in her terms of employment;

     7.3.2 an Optionholder will not be treated as ceasing to be a director or employee of a Member of the Group if on that date he is employed by another Member of the Group.

8    Exercise And Lapse - Exceptions to the General Rules

8.1  Cessation of Employment:

     8.1.1 If an Optionholder ceases to be a director or an employee of any Member of the Group for any of the reasons set out below, he may exercise his Options within 42 months after the Date of Grant, or if later, within 6 months of the date of cessation, irrespective of the satisfaction of any Performance Condition. The reasons are:

          (i) ill-health, injury, disability, retirement (whether at normal retirement age or earlier) or redundancy (within the meaning of the Employment Rights Act 1996);

          (ii) the Optionholder's employing company ceasing to be under the Control of the Company; or

          (iii) a transfer of the undertaking or the part of the undertaking in which the Optionholder works to a person who is neither under the Control of the Company nor a Member of the Group.

     8.1.2 If an Optionholder ceases to be a director or employee of any Member of the Group for reasons involving misconduct or poor performance all his Options will


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            lapse on such cessation. The decision of the Directors on this matter will be conclusive.

     8.1.3 To the extent that any Option exercisable under this Rule 8.1 is not exercised within the period specified, it will lapse at the end of the period.

8.2  Death:

     If an Optionholder dies, his Options may be exercised by his personal representatives within one year of his death. To the extent that any Option exercisable under this Rule 8.2 is not so exercised, it will lapse at the end of the one year period.

8.3  Takeovers:

     If a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire shares which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, Options may be exercised, irrespective of the satisfaction of any Performance Condition, within the 6 month period after the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

     The Options will lapse at the end of the 6 month period, unless the Directors give notice to the Optionholders before the end of the 6 month period that the Options will not lapse.

     If someone becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985, Options may be exercised, irrespective of the satisfaction of any Performance Condition, at any time when that person remains so bound or entitled. Options not exercised within that period will lapse at the end of the relevant period referred to in Rule 9.3, unless the Directors give notice to the Optionholders before the expiry of the relevant period that the Options will not lapse.

8.4  Company Reconstructions:

     If under Section 425 of the Companies Act 1985 a court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, any Option may be exercised within six months of the Court sanctioning the compromise or arrangement, irrespective of the satisfaction of any Performance Condition.

8.5  Demergers and other significant distributions:

     If the Directors become aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction which, in the opinion of the Directors, would affect the current or future value of any Option, the Directors may, acting fairly, reasonably and objectively, in their discretion, allow some or all Options to be exercised. The Directors will specify the period of exercise of such Options and whether the Options will lapse at the end of the period. In exercising their discretion, the Directors may take into account considerations relating to the Company and other Members of the Group, and other employees and Optionholders.

8.6  Winding-Up:

     8.6.1 If notice is duly given to Members of a resolution for the voluntary winding-up of the Company, Options may be exercised irrespective of the satisfaction of any Performance Condition, subject to the passing of the resolution, at any time until the start of the winding-up within the meaning of the Insolvency Act 1986. All


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          Options will lapse on a winding-up of the Company unless exercised before the winding-up starts.

     8.6.2 If the Company is wound-up by the court, Options may be exercised, irrespective of the satisfaction of any Performance Condition, within 2 months after the date of the winding-up order. However, the liquidator or the court (if appropriate) must authorise the issue of Shares after such exercise, and the Optionholder must apply for this authority and pay the application costs. Any Options not exercised during the 2 month period will lapse at the end of the period.

8.7  Administration:

     If an administration order is made in relation to the Company, Optionholders may exercise their Options, irrespective of the satisfaction of any Performance Condition, within 6 weeks after the date of the administration order. However, the administrator or the court must authorise the issue of Shares after such exercise.

8.8  Voluntary Arrangement:

     If a voluntary arrangement is proposed in relation to the Company under
     Part I of the Insolvency Act 1986, Optionholders may exercise their Options, irrespective of the satisfaction of any Performance Condition, within 14 days after the date of sending of any notices of meeting called under Section 3 of the Insolvency Act 1986 in relation to such proposal.

8.9  Loss of ownership:

     Where the Optionholder is deprived of the legal or beneficial ownership of the Option by operation of law, or does anything or omits to do anything which causes him to be so deprived or becomes bankrupt, all his Options will lapse.

8.10 Priority:

     If there is any conflict between any of the provisions of Rules 7 and 8, the provision which results in the shortest exercise period or the earliest lapse of the Option, or both, will prevail.

9    Exchange Of Options

9.1  Application:

     This Rule applies if a company (the "Acquiring Company"):

     9.1.1 obtains Control of the Company as a result of making a general offer to acquire:

          (i) the whole of the issued ordinary share capital of the Company (other than that which is already owned by it and its subsidiary or holding company) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company; or

          (ii) all the Shares (or those Shares not already owned by the Acquiring Company or its subsidiary or holding company); or

     9.1.2 obtains Control of the Company under a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985; or


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     9.1.3  becomes bound or entitled to acquire Shares under Sections 428 to
            430F of the Companies Act 1985.

9.2  Exchange:

     If any of the events described in Rule 9.1 happens, the Acquiring Company may, during the relevant period referred to in Rule 9.3, offer to grant an Optionholder a new option in consideration of the release of his Option. The new option must be equivalent to the released option.

9.3  Period for Substitution:

     The period referred to in Rule 9.2 is:

     9.3.1 in a case falling within Rule 9.1.1, 6 months starting with the time when the Acquiring Company obtains Control of the Company and any condition subject to which the offer is made is satisfied or waived;

     9.3.2 in a case falling within Rule 9.1.2, 6 months starting with the time when the court sanctions the compromise or arrangement; and

     9.3.3 in a case falling within Rule 9.1.3, the period during which the Acquiring Company remains so bound or entitled.

     If more than one period is relevant, the period ending on the earliest date applies.

9.4  Consequences of Exchange:

     Where an Optionholder is granted a new option for release of his old Option as described in this Rule 9, then:

     9.4.1 the new option will be treated as having been acquired at the same time as the old Option and be exercisable in the same manner and at the same time as the old Option;

     9.4.2 the new option will be subject to the provisions of the Scheme as it had effect in relation to the old Option immediately before the release but Rule 12.2 will not apply. In addition, other changes may be made;

     9.4.3 any Performance Condition will not apply, unless the terms of the Performance Condition say otherwise; and

     9.4.4  with effect from the release and grant:

          (i) Rules 1, 3 and 6 to 11 (inclusive) will be construed, in relation to the new option as if references to Shares were references to shares for which the new option is granted; and

          (ii) Rules 6, 8.3 to 8.10 and 9 to 11 (inclusive) will be construed, in relation to the new option as if references to the Company were references to the Acquiring Company.

10   Exercise Of Options

10.1 Manner of Exercise:


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         Options must be exercised by notice in writing delivered to the
         Company, in such form as the Company may from time to time prescribe. The Optionholder must also provide payment of the Option Price for the number of Shares being acquired.

10.2 Option Exercise Date:

     10.2.1 Subject to Rule 10.2.2 the Option Exercise Date will be the later of:-

          (i) the date of receipt by the Company of the notice referred to in Rule 10.1; and

          (ii) the date on which the Directors decide that the Performance Condition has been satisfied, or decide to waive the Performance Condition.

     10.2.2 If any statute, regulation or code adopted by the Company (based on the London Stock Exchange's Model Code for security transactions by directors of listed companies), prohibits the exercise of Options, or the Company Secretary reasonably believes it so prohibits, the date of exercise will be either the date described in Rule 10.2.1, or, if later, the date when the Optionholder is permitted or the Company Secretary believes the Optionholder is permitted to exercise an Option. However, this Rule does not extend any period in which an Option is exercisable.

10.3 Part Exercise:

     An Option may be exercised in respect of all the Shares under the Option or some only of the Shares. However, Options may be exercised only in multiples of 500 Shares, or as the case may be, 125 ADSs, except where an Option is exercised over the maximum number of Shares permissible at the time.

10.4 Alternative Exercise:

     The Directors may in their discretion determine that an Optionholder who exercises his Option shall not receive Shares, and shall not pay the Option Price, but shall instead receive either a cash amount equal to the amount by which the Market Value of the Shares in respect of which the Option is exercised exceeds the Option Price payable in respect of those Shares, or Shares to the value of that cash amount, subject in both cases to rule 11.9.

     If an Optionholder so requests, the Directors may determine to satisfy the exercise of any Option with the appropriate number of ADSs. Any payment of taxes in respect of satisfying an Option in this way will be met by the Optionholder.

10.5 Issue or Transfer:

     Subject to Rule 10.7 (consents):

     10.5.1 Shares to be issued following the exercise of an Option will be issued within 30 days of the Option Exercise Date.

     10.5.2 The Directors will procure the transfer of Shares to be transferred following the exercise of an Option within 30 days of the Option Exercise Date.

10.6 Rights:


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     10.6.1 Shares issued on the exercise of an Option will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

     10.6.2 Where Shares are to be transferred on the exercise of an Option, Optionholders will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. They will not be entitled to rights before that date.

10.7 Consents:

     All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Optionholder will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the necessity for any such consent.

10.8 Articles of Association:

     Any Shares acquired on the exercise of Options will be subject to the Articles of Association of the Company from time to time in force. (Any ADSs acquired upon the exercise of any Option shall, in addition, be subject to the terms of the deposit agreement between the Company and the depository).

10.9 Listing:

     If and so long as the Shares are listed on the Official List of the London Stock Exchange, the Company will apply for listing of any Shares issued under the Scheme as soon as practicable after their allotment.

11   General

11.1 Notices:

     The provisions of the Company's Articles of Association for the time being on the service of notices on members will apply as far as possible (but altered if necessary) to any notice or other communications to be given under the Scheme to an Optionholder.

11.2 Documents sent to Shareholders:

     The Company may send to Optionholders copies of any documents or notices normally sent to the holders of its Shares (including such notices or documents required to be sent to Optionholders resident in the United States in accordance with the rules and regulations under the US Securities Exchange Act 1934 as amended).

11.3 Availability of Shares:

     The Company will keep available for allotment sufficient unissued Shares for all Options under which Shares may be subscribed or will procure that sufficient Shares are available for transfer for all Options under which Shares may be acquired.

11.4 Directors' decisions final and binding:

     The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Scheme will be final and conclusive.

11.5 Costs:

     The Company will pay the costs of introducing and administering the Scheme.


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11.6 Regulations:

     The Directors have the power from time to time to make or vary regulations for the administration and operation of the Scheme but these must be consistent with the Rules.

11.7 Operation of the Scheme

     11.7.1 Whether or not the Scheme is operated is at the discretion of the Directors. Nothing in these Scheme rules or the operation of the Scheme will form part of the contract of employment or employment relationship of an Optionholder, Eligible Employee or any other person (together, "Employees"). The rights and obligations of an Employee are separate from, and are not affected by, the Scheme.

     11.7.2 No Employee is entitled to participate in, or be considered for participation in, the Scheme at all or at a particular level and participation in one operation of the Scheme does not imply participation, or consideration for participation, in the next or any subsequent operation. Operation of the Scheme or participation in it shall not create any right to, or expectation of, continued employment.

     11.7.3 An Employee has no rights in respect of the operation of the Scheme or the exercise of any discretion or the taking of any decision which relates to, or affects, the Scheme. Any, and all, discretions and decisions whatsoever in respect of, or which affect, the Scheme may be exercised or taken in a manner which is detrimental to the Employee, even if such exercise or decision could be regarded as being capricious or unreasonable or in breach of any implied term between the Employee and his employer, including the implied duty of trust and confidence. Any such implied term is expressly excluded and overridden by this Rule 11.7.

     11.7.4 No Employee will have any right to compensation or damages or any other sum or benefit whatsoever in respect of the Scheme, including:

          (i) in respect of eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Scheme;

          (ii) any exercise of a discretion or decision taken in relation to the Scheme;

          (iii) any loss or reduction of any rights or expectation under the Scheme in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

          (iv) the operation or amendment of the Scheme (whether to the detriment of the Employee or otherwise); and

          (v) any other decision taken which affects the Scheme or its operation (whether to the detriment of the Employee or otherwise).

     11.7.5 Participation in the Scheme is permitted only on the basis that any rights as might otherwise arise are excluded and, in consideration for, and as a condition to, participating in the Scheme, the Employee waives all and any such rights.

     11.7.6 Nothing in this Scheme confers any benefit, right or expectation on a person who is not an Employee and no such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Scheme, but this does not affect any right or remedy of a third party which exists or is available other than those available under that Act.

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

     11.7.7 For the avoidance of doubt, this rule will apply throughout any Employee's employment and will continue to apply even where an Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful) and following the termination of his employment (whether such termination is lawful or unlawful).

11.8 Employee Trust

     The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

11.9 Withholding

     The Company, any employing company or the trustees of any employee benefit trust may withhold any amount and make any such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Options granted to an Optionholder. These arrangements may include the sale of any Shares on behalf of the Optionholder, unless the Optionholder discharges the liability himself.

12   Changing the Scheme and Termination

12.1 Directors' powers

     Except as described in the rest of this Rule 12 the Directors may at any time change the Scheme in any way.

12.2 Shareholder approval

     12.2.1 Except as described in Rule 12.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the advantage of present or future Optionholders, which relates to the following:

          (i) the persons to or for whom Shares may be provided under the Scheme;

          (ii) the limitations on the number of Shares which may be issued under the Scheme;

          (iii) the individual limit for each Optionholder under the Scheme;

          (iv)  the determination of the Option Price;

          (v)   any rights attaching to the Options and the Shares;

          (vi) the rights of Optionholders in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;

          (vii) the terms of this Rule 12.2.1.

     12.2.2 The Directors need not obtain the approval of the Company in general meeting for any minor changes:

          (i)   to benefit the administration of the Scheme;

          (ii) to comply with or take account of the provisions of any proposed or existing legislation;


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

          (iii) to take account of any changes to the legislation; or

          (iv) to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Optionholder.

12.3 Optionholder approval

     The Directors cannot change the Scheme in a way which would adversely affect the subsisting rights of an Optionholder unless they obtain the written consent of such number of Optionholders who would acquire 75 per cent. of the Shares which would be issued or transferred if all Options granted and subsisting under the Scheme were exercised. Alternatively, the change may be made by a resolution at a meeting of Optionholders passed by not less than 75 per cent. of the Optionholders who attend and vote either in person or by proxy.

     For the purpose of this Rule 12.3, the Optionholders will be treated as the holders of a separate class of share capital. The provisions of the Articles of Association of the Company relating to class meetings will apply as far as possible (but altered as may be necessary).

12.4 Overseas Employees

     Notwithstanding any other provision of the Scheme, the Directors may amend or add to the provisions of the Scheme and the terms of Options as they consider necessary or desirable to take account of, or to mitigate, or to comply with relevant overseas taxation, securities or exchange control laws, provided that the terms of Options granted to such Eligible Employees are not more favourable overall than the terms of Options granted to other Eligible Employees.

12.5 Notice

     As soon as possible after making any change, the Directors will give written notice to any Optionholder affected by the change.

12.6 Data protection

     By participating in the Scheme the Optionholder consents to the holding and processing of personal data provided by the Optionholder to the Company for all purposes relating to the operation of the Scheme. These include, but are not limited to:

     12.6.1 administering and maintaining Optionholder records;

     12.6.2 providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Scheme;

     12.6.3 providing information to future purchasers of the Company or the business in which the Optionholder works;

     12.6.4 transferring information about the Optionholder to a country or territory outside the European Economic Area.

12.7 Termination of the Scheme

     The Directors may terminate the Scheme at any time. If this is not done, the Scheme will terminate on the 10th anniversary of the adoption of the Scheme by the Company, but

     Options granted before such termination will continue to be valid and exercisable as described in these Rules.

13   Governing Law

     English law governs the Scheme and all Options and their construction.


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

            THE ALLIED DOMECQ PLC EXECUTIVE SHARE OPTION SCHEME 1999


                                   US Schedule

The rules of the Allied Domecq PLC Executive Share Option Scheme 1999 (the "Scheme") will apply to Options granted under this Schedule, subject to the alterations set out below.

1    Definitions

     Words used in the Scheme will have the same meaning in this Part unless amended as stated below:

     "Code" means the United States of America Internal Revenue Code of 1986, as amended;

     "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months;

     "Eligible Employee" means

     (i) any person who is an employee of the Company or a Subsidiary Corporation; and

     (ii) on the Date of Grant is not within 2 years of his normal retirement date.

     "Incentive Stock Option" means an Option designated by the Directors, at the Date of Grant, as an Incentive Stock Option within the meaning of
     Section 422 of the Code;

     "Non Qualifying Stock Option" means any US Option other than an Incentive Stock Option.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiary Corporation" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 per cent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     "US Option" means any Option granted to any Eligible Employee subject to taxation in the United States with respect to the grant of such Option, each grant shall specify whether the Option is intended to be an Incentive Stock Option or a Non qualifying Stock Option.

2    Grant of Options

     The Directors may, in their absolute discretion, grant Incentive Stock Options in accordance with this Schedule.


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

3    Limit

     Notwithstanding Rule 6.2, in no event shall any US Option be exercisable after 10 years (or five years, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners)) from the Date of Grant.

     Notwithstanding anything to the contrary, in no event shall the Option Price of an Incentive Stock Option be less than 100% (or 110%, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners)) of the Market Value of a Share on the date the Incentive Stock Option is granted.

3.1  Individual Limits

     To the extent that the aggregate Market Value of Shares, determined as of the Date of Grant of an Incentive Stock Option, of the Shares for which any Optionholder may be awarded Incentive Stock Options which are first exercisable during any calendar year under the Plan (or any of the stock option plan required to be taken into account under Section 422(d) of the
     Code) by the Optionholder exceeds US$100,000, the portion of such grant that exceeds US$100,000 shall constitute a Non-qualifying Stock Option. To the extent that an Incentive Stock Option fails to meet any of the other requirements of Section 422 of the Code, such US Option shall constitute a Non-qualifying Stock Option.

3.2  Scheme Limits

     The aggregate number of Shares subject to options granted under this Schedule will not exceed the lower of the limits set out in Rule 5 of the Scheme and 18,000,000 Shares. This number of Shares may be adjusted, for example, to take account of any variation in the share capital of the Company.

3.3  Option Price

     The Option Price of an Incentive Stock Option will be not less than the Market Value of a Share determined at the Date of Grant.

3.4  Transfer of Options

     An Incentive Stock Option may not be transferred, assigned or otherwise disposed of other than by will or the laws of descent and distribution, and during the lifetime of such individual, must not be exercisable by any other person.

3.5  Holding Requirement

     If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Optionholder prior to the expiration of either two years from the Date of Grant of such option or one year from the transfer of Shares to the Optionholder pursuant to the exercise of such option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionholder shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Company (or such affiliate) an amount equal to any withholding tax the Company (or affiliate) is required to pay as a result of the disqualifying disposition.

     The Directors may, in their discretion, require the Optionholder to pay to the Company, by any means approved by the Directors at the time of exercise of any US Option (including withholding on any amounts payable to the Optionholder), the amount that the Directors deem necessary to satisfy the Company's obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise of any US Option. Where the exercise of a US Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Directors may, in their discretion, make such arrangements and impose such requirements as it deems necessary or appropriate. The Optionholder's satisfaction of any tax-withholding requirements imposed by the Directors shall be a condition precedent to the Company's obligation as may otherwise be provided hereunder to provide Shares to the Optionholder, and the failure of the Optionholder to satisfy such requirements with respect to the exercise of a US Option shall cause such option to be forfeited.

     This US Schedule shall be (and any grant thereunder) subject in its entirety to approval by the shareholders of the Company within 12 months before or after its adoption by the Directors.

3.6  Disability

     An Option will lapse 12 months after an Optionholder ceases to be an Eligible Employee by reason of his Disability.

4    Regulations and Approvals

4.1 The obligation of the Company to sell Shares with respect to Options granted under this US Schedule shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Directors.

4.2 Each Option is subject to the requirement that, if at any time the Directors determines, in their discretion, that the listing, registration or qualification of Shares issuable pursuant to this US Schedule is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be granted or payment made or Shares issued, in whole or in part under this US Schedule, unless listing, registration, qualification, consent or approvals has been effected or obtained free of any conditions in a manner acceptable to the Directors.

4.3  In the event that the disposition of Shares acquired pursuant to this US
     Schedule is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to this US Schedule, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such individual are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

4.4 Notwithstanding any other provision of this US Schedule or the Scheme, the Company shall not be required to take any action which in its discretion it believes could reasonably be deemed to result in a violation of Section 13(k) of the US Securities Exchange Act of 1934, as amended.

5    Governing Law

     Options granted pursuant to this US Schedule will be governed by and construed in accordance with English law except that Options intended to be Incentive Stock Options will be construed in accordance with the provisions of Section 422 of the Code so as to preserve their status as Incentive Stock Options.


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